                                                                   EXHIBIT 99.1

F I N A N C I A L                                                         NEWS
RELATIONS BOARD


AT THE COMPANY                                      AT FINANCIAL RELATIONS BOARD
James W. Christmas                   Marilynn Meek - General Info (212) 445-8451
Chairman and CEO                   Peter Seltzberg - Analyst Info (212) 445-8457
(713) 877-8006

FOR IMMEDIATE RELEASE:
March 11, 2004

          KCS ENERGY REPORTS 2003 FOURTH QUARTER AND FULL YEAR RESULTS
         RESERVES UP 37%, NET INCOME OF $68.6 MILLION, DEBT REDUCED FOR
                            FIFTH CONSECUTIVE YEAR


HOUSTON, TX, MARCH 11, 2004 -- KCS Energy, Inc. (NYSE: KCS) today announced financial and operating results for the fourth quarter and year ended December 31, 2003.

James W. Christmas, Chairman and Chief Executive Officer, said, "2003 was one of the most successful years in the Company's history both operationally and financially. We started the year by repaying the remaining $61.3 million of Senior Notes at maturity and then commenced a focused drilling program in our core operating areas. We drilled 78 wells in 2003 and completed 72 for a success rate of 92%. This drilling program enabled us to increase our production 24% from an average of 83.9 MMcfe per day in the first quarter of 2003 to an average of 104.1 MMcfe per day in the fourth quarter of 2003. Our oil and gas reserves increased 37% for the year from 195.6 Bcfe to 268.3 Bcfe, which reflects a reserve replacement rate of 336% of our 2003 net production at a finding and development cost of less than $1.00 per Mcfe.

"Our financial achievements in 2003 were also noteworthy. We had record net income, strengthened our capital structure and increased our financial flexibility. In the fourth quarter, we amended and restated our bank credit facility to increase the availability and reduce the cost of borrowing, and raised $52 million in net proceeds from a new equity offering which improved our overall capital structure. During 2003, we reduced debt for the fifth consecutive year from $186.8 million, or $0.95 per Mcfe, at the beginning of the year to $142.0 million, or $0.53 per Mcfe, at the end of the year. The combination of significantly lower debt and lower borrowing costs means interest costs will be dramatically lower in 2004. In 2004, we intend to increase our capital program 19% which should enable us to drill over 100 wells. We believe that we will continue to build on the achievements in 2003 and, with our multi-year drilling prospect inventory, are well-positioned to continue to increase production and reserves in 2004 and beyond."

Financial Highlights
($ thousands except per share)

                                       4th  Qtr. 2003            4th  Qtr. 2002
                                   ------------------      --------------------
Revenue and other                     $       40,984         $          29,246
Operating Income                      $       14,360         $           8,445
Net Income                            $       15,708         $           3,349
Diluted Earnings Per Share            $         0.35         $            0.08

                                          12 mos. 2003           12 mos. 2002
                                     -----------------    -------------------
Revenue and other                      $     164,827       $        118,819
Operating Income                       $       70,155      $         29,481
Income Before Income Taxes             $       49,297      $          9,815
Income (Loss) Before Cumulative
   Effect of Accounting Change         $       69,526      $         (3,948)
Net Income (Loss)                      $       68,592      $        (10,114)
Diluted Earnings (Loss) Per
   Share Before Accounting Change      $         1.63      $          (0.14)
Diluted Earnings (Loss) Per Share      $         1.61      $          (0.31)

Note: The year ended December 31, 2003 includes a $19.0 million ($8.0 million in the fourth quarter) non-cash income tax benefit related to the reversal of a portion of the Company's valuation allowance against net deferred income tax assets while 2002 includes a non-cash income tax expense from an increase in the valuation allowance of $15.9 million for the same period in 2002. In addition, 2003 includes a $0.9 million non-cash charge related to the cumulative effect of an accounting change as a result of the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" while 2002 includes a non-cash charge of $6.2 million for the cumulative effect of an accounting change to the "units of production" method of amortizing oil and gas properties.

Income before income taxes and cumulative effect of accounting change for the year ended December 31, 2003 increased over 400% to $49.3 million compared to $9.8 million in 2002. This increase was primarily attributable to a 43% increase in average realized natural gas and oil prices and the sale of $4.9 million of emission credits, partially offset by decreased oil and gas production due to the expiration of the Company's VPP program and the sale of certain non-core oil and gas properties during 2002. Income tax benefit for 2003 was $20.2 million compared to an income tax expense of $13.8 million in 2002 due to changes in the Company's valuation allowance against net deferred income tax assets. The cumulative effect of an accounting change was $0.9 million, or a $0.02 loss per diluted share, in 2003 resulting from the adoption of SFAS No. 143 "Accounting For Asset Retirement Obligations". In 2002, the cumulative effect of accounting change was $6.2 million, or a $0.17 loss per diluted share, which reflected the change from the future gross revenue method of accounting for amortization of capitalized costs related to oil and gas properties to the unit-of-production method. Net income was $68.6 million, or $1.61 per diluted share, for the year ended December 31, 2003 compared to a net loss of $10.1 million, or $0.31 per diluted share, in 2002.

Net income for the three months ended December 31, 2003 was $15.7 million compared to $3.3 million for the same period a year ago. Included in the 2003 three-month period is an $8.0 million non-cash income tax benefit related to the reversal of a portion of the Company's valuation allowance against net deferred income tax assets, partially offset by a $2.8 million non-cash write-off of deferred financing costs associated with the amendment and restatement of the Company's bank credit facility, and a $1.4 million non-cash expense related to stock options.

DRILLING PROGRAM INCREASES PRODUCTION AND RESERVES

Continuing success in KCS' drilling program resulted in increased production for each quarter of 2003. Fifteen wells were drilled in the fourth quarter, and 13 were successful. For the year KCS drilled 78 wells (55.4 net). Drilling included 19 wells in the Elm Grove Field in north Louisiana, 18 wells in the Sawyer Canyon Field in west Texas and 18 wells in south Texas.

As a result, production increased 4% from 100.4 MMcfepd in the third quarter of 2003 to 104.1 MMcfepd in the fourth quarter. These volumes were substantially above the 83.9 MMcfepd and 92.1 MMcfepd produced in the first and second quarters of 2003, respectively. First quarter 2004 production is expected to be relatively unchanged, as fourth quarter drilling was curtailed. Resumed production growth is anticipated in the second quarter and total 2004 production guidance has been increased to reflect anticipated growth of 12-21% in 2004, or 22-32% net production growth after considering delivery obligations associated with the production payment sold in 2001.

Total oil and gas reserves as audited by Netherland, Sewell & Associates, Inc. increased to 268.3 Bcfe, compared to 195.6 Bcfe at year-end 2002, as the Company replaced production with the drill bit. Reserve additions were 93.8 Bcfe; positive reserve revisions were 10.3 Bcfe, which included upward price revisions of approximately 4.5 Bcfe; sales of reserves were 3.7 Bcfe; and 27.9 Bcfe of net reserves were produced in 2003. At December 31, 2003, the pre-tax present value of the proved reserves, based on constant prices and costs and discounted at 10% (PV-10), totaled $634 million, an 85% increase for the year. The PV-10 was calculated based on year-end prices of $5.97/Mmbtu and $29.95/Bbl. At year-end, 85% of the reserves were natural gas, 74% were proved developed and approximately 78% of the reserves were on properties operated by KCS. The Company's reserve life index was 9.6 years based on 2003 net production. Capital spent for the year was $88.1 million yielding a finding and development cost of $0.94 per Mcfe prior to considering positive revisions.

Lease operating expenses per Mcfe decreased each quarter in 2003 to $.70/Mcfe for the fourth quarter reflecting the superior work being accomplished by the Company's engineering and field staff.

Commenting, William N. Hahne, the Company's President and Chief Operating Officer said, "Although we are extremely pleased with our production and reserve growth in 2003, we believe the confirmation of our drilling prospect inventory is the most important aspect of our results for the year. In addition to the approximately 130 proved undeveloped locations, we have in excess of 450 identified probable and possible locations. The combination of our drilling inventory, our low full cycle costs and the recent hedging program should lock-in future profitability and growth for years to come."

With the completion of the equity offering in the fourth quarter of 2003, KCS accelerated its first quarter drilling program and is currently running nine drilling rigs, and has drilled approximately 25 wells in January and February. The Company has initially set its 2004 budget at $105 million and plans to drill over 100 wells. Highlights of the drilling program include activity in the following areas:

Elm Grove Field (WI=100% except where noted):
---------------------------------------------
o    Four wells were drilled in the fourth quarter. (One well = 33% WI).
o 19 wells were drilled in 2003 including 15 Lower Cotton Valley (Two wells = 33% WI) and 4 Hosston wells. The Lower Cotton Valley wells tested at an average initial rate of 2,400 Mcfepd.
o    A second rig began operations in the field in December.
o    Field production has surpassed 30 MMcfepd.
o 37-40 wells are anticipated in 2004, of which six have been drilled to date.

Joaquin Field (WI=73-100%)
--------------------------
o    Six Travis Peak wells were drilled in 2003.
o 10-15 wells are anticipated in 2004, four of which have been drilled to date.

Talihina Field (WI=19-70%)
--------------------------
o    Two wells were drilled in 2003.
o 6-10 wells are anticipated in 2004, of which two have been drilled to date.

Sawyer Canyon Field (WI=91-100%)
--------------------------------
o Eighteen Canyon Sandstone wells were drilled in 2003 including four in December.
o    13 additional wells have been drilled in 2004.

Terryville Field (Average WI=66%)
---------------------------------
o    The first field test was drilled late in the fourth quarter (WI=100%).
o The well logged a number of potentially productive Cotton Valley intervals.
o The bottom zone tested at an initial rate of over 1,000 Mcfepd and additional zones will be tested within the next month.
o    KCS has 5,200 gross acres on this prospect.

Gulf Coast Activity:
--------------------
o An amine unit has been installed at the Jank #1 well, Five Mile Creek Prospect (WI=35%) and production was increased to 10,000 Mcfepd.
o    Six exploration wells and 11 development wells were drilled in 2003.
o KCS anticipates drilling 10-12 exploration and 12-13 development wells in south Texas in 2004.
o The La Reforma and Coquat exploration prospects have spudded and should reach target depth by early second quarter.

HEDGING PROGRAM
---------------
The Company's hedging program consists of a series of transactions designed to limit exposure to downside price movements while continuing to allow significant participation in increasing prices. The Company's current hedge positions are summarized in the following table.

                                                                  AVERAGE
                    TYPE HEDGE          AMOUNT                     PRICE
                    ----------          ------                     -----
1st Qtr. 2004       Natural Gas
                       Swap             30,000 MMbtu/day           $6.74
                       3 Way Collar     10,000 MMbtu/day     $4.50/$8.50/$9.00

                    Crude Oil
                       Swap             1,000 Bopd                $30.78

2ND Qtr. 2004       Natural Gas
                       Swap             21,648 MMbtu/day           $5.34
                       Collar           10,000 MMbtu/day        $4.00/$6.81

                    Crude Oil
                       Swap             1,000 Bopd                $30.65


3RD Qtr. 2004       Natural Gas
                       Swap             15,000 MMbtu/day           $5.16
                       Collar           20,000 MMbtu/day       $4.42 / $6.04

                    Crude Oil
                       Swap             500 Bopd                  $31.10

4TH Qtr. 2004       Natural Gas
                       Swap             5,000 MMbtu/day            $5.79
                       Collar           20,000 MMbtu/day        $4.00/$7.52

                    Crude Oil
                        Swap            500 Bopd                 $30.30

1ST Qtr. 2005       Natural Gas
                        Collar          5,000 MMbtu/day          $5.00/$7.42

2ND Qtr. 2005       Natural Gas
                        Swap            5,000 MMbtu/day          $5.15

The swaps effectively lock in a specific NYMEX price, while the cost free collars fix the stated floor price and allow participation up to the stated cap price. The three-way collars in the first quarter 2004 fix the stated floor price of $4.50 per MMbtu and allow the Company to retain all price upside, except for the portion of realized prices between $8.50 and $9.00. In addition to the above hedges, the Company will deliver 14.1 MMcfepd in 2004, 10.7 MMcfepd in 2005 and 8.7 MMcfepd in January 2006 under the production payment sold in 2001, at the weighted average discounted price of approximately $4.05 per Mcfe.

2004 OUTLOOK
------------                            PREVIOUS         REVISED
                                        ------------------------
Production (Bcfe)
         Working Interest                38-41            39-42
         Production Payment              (5.2)            (5.2)

         Net Production                  33-36            34-37

         LOE ($MM)                       27-29            28-30
         G&A ($MM)                       8-10             8-10
         DD&A ($MM)                      53-57            53-57
         Interest Expense ($MM)          17-20            12-14
         Capital Expenditures ($MM)      80-85             105



The following abbreviations are utilized herein:

Net production - Production after considering delivery obligations associated with the Production Payment sold in February 2001.
WI - Working Interest
Bcfe - Billion Cubic Feet of Natural Gas Equivalent
Mcfe - Thousand Cubic Feet
of Natural Gas Equivalent
MMcfepd - Million Cubic Feet of Natural Gas Equivalent Per Day
Bopd - Barrels of Oil Per Day
LOE - Lease operating expenses
G&A - General and administrative expenses
DD&A - Depreciation, depletion and amortization

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

                                      ###

5555 San Felipe, Suite 1200, Houston, TX  77056

                           -Financial tables follow-

                             KCS Energy, Inc.
                  Statements of Consolidated Operations

                                                                         Three Months Ended                 For the Year Ended
(Amounts in Thousands                                                        December 31,                      December 31,
Except Per Share Data)                                                -----------------------------     ---------------------------
                                                                         2003             2002               2003           2002
                                                                      -----------     -------------     ------------   ------------
Oil and gas revenue                                                   $  40,672       $   29,446         $ 159,826      $  120,002
Other, net                                                                  312             (200)            5,001          (1,183)
---------------------------------------------------------------------------------------------------    ----------------------------
Total revenue and other                                                  40,984           29,246           164,827         118,819
---------------------------------------------------------------------------------------------------    ----------------------------

Operating costs and expenses
   Lease operating expenses                                               6,664            5,907            26,461          25,246
   Production taxes                                                       2,187            1,176             8,145           5,589
   General and administrative expenses                                    2,385            2,117             8,011           8,255
   Stock compensation                                                     1,671              116             2,715             782
   Bad debt expense                                                         314              100               339             215
   Accretion of asset retirement obligation                                 279              -               1,116             -
   Depreciation, depletion and amortization                              13,124           11,385            47,885          49,251
---------------------------------------------------------------------------------------------------    ----------------------------
Total operating costs and expenses                                       26,624           20,801            94,672          89,338
---------------------------------------------------------------------------------------------------    ----------------------------

Operating income                                                         14,360            8,445            70,155          29,481
---------------------------------------------------------------------------------------------------    ----------------------------
Interest and other income                                                    11              158               112             279
Interest expense                                                         (7,145)          (5,624)          (20,970)        (19,945)
---------------------------------------------------------------------------------------------------    ----------------------------
Income before income taxes                                                7,226            2,979            49,297           9,815
Federal and state income (taxes) benefit                                  8,482              370            20,229         (13,763)
---------------------------------------------------------------------------------------------------    ----------------------------
Net income (loss) before cumulative effect of accounting change          15,708            3,349            69,526          (3,948)
Cumulative effect of accounting change, net of tax                          -                -                (934)         (6,166)
---------------------------------------------------------------------------------------------------    ----------------------------
Net income (loss)                                                        15,708            3,349            68,592         (10,114)
---------------------------------------------------------------------------------------------------    ----------------------------
Dividends and accretion of issuance costs on preferred stock               (180)            (189)             (909)         (1,028)
---------------------------------------------------------------------------------------------------    ----------------------------
Income (loss) available to common stockholders                           15,528       $    3,160         $  67,683         (11,142)
===================================================================================================    ============================
Earnings (loss) per share of common stock - basic
       Before cumulative effect of accounting change                  $    0.35       $     0.09         $    1.73      $    (0.14)
       Cumulative effect of accounting change                               -                -               (0.02)          (0.17)
---------------------------------------------------------------------------------------------------    ----------------------------
  Earnings (loss) per share of common stock - basic                        0.35       $     0.09         $    1.71           (0.31)
===================================================================================================    ============================
Earnings (loss) per share of common stock - diluted
       Before cumulative effect of accounting change                       0.35       $     0.08         $    1.63           (0.14)
       Cumulative effect of accounting change                               -                -               (0.02)          (0.17)
---------------------------------------------------------------------------------------------------    ----------------------------
  Earnings (loss) per share of common stock - diluted                      0.35       $     0.08         $    1.61           (0.31)
===================================================================================================    ============================

Average shares outstanding for computation
    of earnings (loss) per share
    Basic                                                                44,128           36,429            39,579          35,864
    Diluted                                                              45,091           40,969            42,659          35,864
---------------------------------------------------------------------------------------------------    ----------------------------

                                KCS Energy, Inc.
                            Condensed Balance Sheets

                                                                             December 31,              December 31,
(Thousands of Dollars)                                                           2003                      2002
                                                                      -----------------------    -----------------------
Assets
Cash                                                                      $         2,178            $          6,935
Trade accounts receivable, net                                                     23,911                      16,863
Other current assets                                                                4,720                       3,396
Property, plant and equipment, net                                                292,005                     240,294
Deferred taxes                                                                     18,818                         -
Deferred charges and other assets                                                   1,334                         645
------------------------------------------------------------------------------------------------------------------------
        Total assets                                                      $       342,966            $        268,133
========================================================================================================================

Liabilities and stockholders' equity (deficit)
Accounts payable and accrued liabilities                                  $        46,501            $         35,499
Accrued interest                                                                    5,100                       8,174
Deferred revenue                                                                   38,696                      66,582
Deferred credits and other liabilities                                             12,638                         961
Long-term debt                                                                    142,000                     186,774
Preferred stock                                                                       -                        12,859
Stockholders' equity (deficit)                                                     98,031                     (42,716)
------------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity  (deficit)               $       342,966            $        268,133
========================================================================================================================


                       Condensed Statements of Cash Flow

                                                                                    For the Year Ended
                                                                                        December 31,
                                                              ---------------------------------------------------------
                                                                             2003                            2002
                                                              -------------------------------    ----------------------
Net income (loss)                                                  $       68,592                    $       (10,114)
DD&A                                                                       47,885                             49,251
Amortization of deferred revenue                                          (27,886)                           (45,182)
Deferred tax expense (benefit)                                            (20,929)                            13,763
Other non-cash charges and credits, net                                    14,319                             13,854
-----------------------------------------------------------------------------------------------------------------------
                                                                           81,981                             21,572
Net changes in assets and liabilities                                     (10,959)                              (747)
-----------------------------------------------------------------------------------------------------------------------
                Net cash provided by operating activities                  71,022                             20,825
-----------------------------------------------------------------------------------------------------------------------
Cash flow from investing activities:
Investment in oil and gas properties, net                                 (78,279)                           (18,122)
Other capital expenditures, net                                              (682)                                56
-----------------------------------------------------------------------------------------------------------------------
                Net cash used in investing activities                     (78,961)                           (18,066)
-----------------------------------------------------------------------------------------------------------------------
Cash flow from financing activities:
Net repayments of debt                                                    (44,774)                           (18,026)
Proceeds from common stock offering                                        51,995                                -
Deferred financing costs and other, net                                    (4,039)                              (725)
-----------------------------------------------------------------------------------------------------------------------
                Net cash used in investing activities                       3,182                            (18,751)
-----------------------------------------------------------------------------------------------------------------------
Decrease in cash and cash equivalents                              $       (4,757)                   $       (15,992)
=======================================================================================================================

                                KCS Energy, Inc.
                               Supplemental Data

                                                      Three Months Ended                              For the Year Ended
                                                         December 31,                                    December 31,
                                      ---------------------------------------------------  -------------------------------------
                                               2003                       2002                   2003                   2002
                                      ------------------------  -------------------------  -------------------  ----------------
Production data:
  Natural gas (MMcf)                          7,863                      6,402               28,166                   29,672
  Oil (Mbbl)                                    203                        227                  838                    1,003
  Liquids (Mbbl)                                 83                         67                  258                      288

     Summary (MMcfe):
         Working Interest                     9,581                      7,861               34,741                   34,959
         Purchased VPP (a)                        -                        305                    -                    2,458
                                       -----------------------    -----------------------  -------------------   ---------------

                   Total                      9,581                      8,166               34,741                   37,417
         Dedicated to Production
         Payment                             (1,493)                    (2,481)               (6,807)                (11,196)
                                       -----------------------    -----------------------  -------------------   ---------------
                   Net Production             8,088                      5,685               27,934                   26,221

Average realized prices  (b)
  Gas (per Mcf)                         $      4.39                 $     3.70              $   4.79              $     3.25
  Oil (per bbl)                         $     24.49                 $    21.89              $  25.34              $    20.52
  Liquids (per bbl)                     $     14.04                 $    11.70              $  14.58              $    10.05
  Total (per Mcfe)                      $      4.25                 $     3.61              $   4.60              $     3.21

Notes:
(a) The Company discontinued making new investments in 1999 and final deliveries were made in November, 2002.

(b) Includes the effects of hedging and the Production Payment sold in February 2001.